DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1997 AND DECEMBER 31, 1996

                                          June 30,       December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  398,754       $  481,301
PROPERTY                                  3,420,076        3,674,730

OTHER ASSETS                                 76,285           31,660

TOTAL                                    $3,895,115       $4,187,691


LIABILITIES AND PARTNERS' EQUITY


LIABILITIES                              $  577,859       $  567,689

PARTNERS' EQUITY:
     General Partners                       (74,395)         (71,568)
     Limited Partners                     3,411,651        3,691,570

  Total partners' equity                  3,337,256        3,620,002

TOTAL                                    $3,895,115       $4,187,691

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996


                                          June 30,          June 30,
                                            1997              1996

REVENUES:

Rental Income                            $  488,690        $  472,577
Interest                                      2,284             3,238
     Total revenues                         490,974           475,815

EXPENSES:

Operating Expenses                          356,492           314,236
General and administrative                   41,901            36,794
     Total expenses                         398,393           351,030


NET INCOME                               $   92,581        $  124,785


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $   91,655        $  123,537
    General partners                            926             1,248

TOTAL                                    $   92,581        $  124,785

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     3.82        $     5.15


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                          June 30,           June 30,
                                            1997               1997

REVENUES:
Rental Income                            $  957,377        $ 935,267
Interest                                      4,913            5,904
Total revenues                              962,290          941,171

EXPENSES:
Operating Expenses                          655,862          613,103
General and administrative                  104,326           99,486
Total expenses                              760,188          712,589

NET INCOME                               $  202,102        $ 228,582

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                        $  200,081        $ 226,296
 General partners                             2,021            2,286
TOTAL                                    $  202,102        $ 228,582

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                            $8.34            $9.43

LIMITED PARTNERSHIP UNITS USED
  IN PER UNIT CALCULATION                    24,000           24,000


See accompanying notes to financial statements (unaudited)




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995           ($66,391)     $4,204,098   $4,137,707

NET INCOME                               2,286         226,296      228,582
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

EQUITY AT JUNE 30, 1996               ($68,953)     $3,950,394   $3,881,441

EQUITY AT DECEMBER 31, 1996           ($71,568)     $3,691,570   $3,620,002

NET INCOME                               2,021         200,081      202,102
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

EQUITY AT JUNE 30, 1997               ($74,395)     $3,411,651   $3,337,256


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                        June 30,          June 30,
                                          1997              1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 202,102          $ 228,582

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         254,654            254,654

    Changes in assets and
	liabilities:

     Increase in other assets            (44,625)           (47,524)

     Decrease in liabilities              (9,830)            (4,544)

Net cash provided by
   operating activities                  402,301            431,168



CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (484,848)          (484,848)

NET DECREASE IN CASH AND
    CASH EQUIVALENTS                     (82,547)           (53,680)

CASH AND CASH EQUIVALENTS:

     At beginning of period              481,301             470,517
     At end of period                  $ 398,754           $ 416,837


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1997, and for the periods ended June 30, 1997, and 1996, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at June 30, 1997, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  39,046
        Total                                   9,791,280
        Less: Accumulated Depreciation        ( 6,371,204)
        Property - Net                       $  3,420,076

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.